Exhibit 99.1

Janus Henderson Group plc Reports Fourth Quarter and Full-Year 2024 Results

●

Solid investment performance, with 65%, 72%, 55%, and 73% of assets under management (“AUM”) outperforming relevant benchmarks on a one-, three-, five-, and 10-year basis, respectively, as of December 31, 2024

●	AUM increased 13% year over year to US$378.7 billion as of December 31, 2024

●	Fourth quarter 2024 net inflows of US$3.3 billion, resulting in US$2.4 billion of net inflows in 2024 compared to US$(0.7) billion of net outflows in 2023

●

Fourth quarter 2024 diluted EPS of US$0.77 includes a US$42.6 million non-cash, non-operating, accounting expense release. Adjusted diluted EPS of US$1.07 is an increase of 30% year over year and 18% quarter over quarter

●	Strong balance sheet and cash generation, with approximately US$1.2 billion in cash and cash equivalents and US$695 million of cash provided from operating activities in 2024

●	Board of Directors ("Board") declared a quarterly dividend of US$0.39 per share; returned US$458 million in capital through dividends and share buybacks in 2024

LONDON — Janus Henderson Group plc (NYSE: JHG; “JHG," "Janus Henderson,” or the “Company”) published its fourth quarter and full-year 2024 results for the period ended December 31, 2024. Fourth quarter 2024 operating income was US$197.5 million compared to US$164.7 million in the third quarter 2024 and US$143.7 million in the fourth quarter 2023. Adjusted operating income, adjusted for one-time, acquisition and transaction related costs, was US$204.7 million in the fourth quarter 2024 compared to US$170.5 million in the third quarter 2024 and US$156.2 million in the fourth quarter 2023.

Fourth quarter 2024 diluted earnings per share of US$0.77 compared to US$0.17 in the third quarter 2024 and US$0.74 in the fourth quarter 2023. Fourth quarter and third quarter 2024 diluted earnings per share were impacted by US$42.6 million and US$111.9 million, respectively, in non-cash, non-operating, accounting expense releases of accumulated foreign currency translation adjustments related to JHG entities liquidated during the quarters. Adjusted diluted earnings per share of US$1.07 in the fourth quarter 2024 compared to US$0.91 in the third quarter 2024 and compared to US$0.82 in the fourth quarter 2023.

Ali Dibadj, Chief Executive Officer, stated:

"We ended 2024 with solid fourth quarter results, delivering improvements in net flows, operating revenues, operating income, and EPS. We demonstrated in 2024 many signs of continued, clear progress across the business. We are encouraged by the US$2.4 billion in net inflows in 2024, which led to net new revenue generation in the second half of the year. Our teams have worked together to execute our strategy to Protect & Grow, Amplify, and Diversify our business, which is delivering growth across channels and regions. With the acquisitions of NBK Capital Partners, Victory Park Capital, and Tabula, we have expanded into differentiated private market capabilities and gained early access to the rapidly growing active ETF market in Europe. These acquisitions as well as investments in our brand, technology, and high-quality, talented people, underscore our unwavering commitment to deliver for our clients. Our strong cash flow generation and healthy balance sheet continue to provide us the flexibility to invest in the business—both organically and inorganically—as well as return cash to shareholders.

"As we enter 2025, our ongoing strategic efforts and execution are clearly starting to manifest in our results, and while we believe we are squarely on the path to deliver organic revenue growth consistently, we are not yet at our destination. There are still several strategic ambitions across the business that we believe can contribute to future sustainable growth."

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SUMMARY OF FINANCIAL RESULTS (unaudited) (in US$ millions, except per share data or as noted)

The Company presents its financial results in US$ and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, JHG management evaluates the profitability of the Company and its ongoing operations using additional non-GAAP financial measures. Management uses these performance measures to evaluate the business, and adjusted values are consistent with internal management reporting. See “Reconciliation of non-GAAP financial information” below for additional information.

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2024	2024	2023	2024	2023
GAAP basis:
Revenue	708.3	624.8	568.5	2,473.2	2,101.8
Operating expenses	510.8	460.1	424.8	1,827.5	1,618.1
Operating income	197.5	164.7	143.7	645.7	483.7
Operating margin	27.9%	26.4%	25.3%	26.1%	23.0%
Net income attributable to JHG	121.8	27.3	121.3	408.9	392.0
Diluted earnings per share	0.77	0.17	0.74	2.56	2.37

Adjusted basis:
Revenue	567.6	488.1	455.2	1,940.8	1,645.9
Operating expenses	362.9	317.6	299.0	1,272.7	1,137.2
Operating income	204.7	170.5	156.2	668.1	508.7
Operating margin	36.1%	34.9%	34.3%	34.4%	30.9%
Net income attributable to JHG	169.4	144.7	135.2	563.7	435.2
Diluted earnings per share	1.07	0.91	0.82	3.53	2.63

SHARE REPURCHASE AND DIVIDEND

On January 30, 2025, the Board declared a dividend of US$0.39 per share for the quarter ended December 31, 2024. Shareholders on the register on the record date of February 11, 2025, will be paid the dividend on February 27, 2025.

As part of the Company's Board-approved US$200 million on-market share repurchase program, JHG purchased approximately 1.3 million shares of its common stock on the New York Stock Exchange (NYSE) in the fourth quarter, for a total outlay of approximately US$53 million.

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AUM AND FLOWS (in US$ billions)

FX reflects movement in AUM resulting from changes in foreign currency rates as non-US$ denominated AUM is translated into US$. Redemptions include impact of client transfers.

Total comparative AUM and flows

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2024	2024	2023	2024	2023
Opening AUM	382.3	361.4	308.3	334.9	287.3
Sales	20.4	16.1	14.4	70.5	60.9
Redemptions	(17.1)	(15.7)	(17.5)	(68.1)	(61.6)
Net sales / (redemptions)	3.3	0.4	(3.1)	2.4	(0.7)
Market / FX	(10.1)	19.4	29.7	37.1	48.3
Acquisitions and reclassifications	3.2	1.1	—	4.3	—
Closing AUM	378.7	382.3	334.9	378.7	334.9

Quarterly AUM and flows by capability

		Fixed
	Equities	Income	Multi-Asset	Alternatives	Total
AUM 31 Dec 2023	205.1	71.5	48.9	9.4	334.9
Sales	8.1	5.8	1.3	0.7	15.9
Redemptions	(9.2)	(5.7)	(2.1)	(1.9)	(18.9)
Net sales / (redemptions)	(1.1)	0.1	(0.8)	(1.2)	(3.0)
Market / FX	18.3	(1.0)	3.0	0.4	20.7
AUM 31 Mar 2024	222.3	70.6	51.1	8.6	352.6
Sales	7.0	8.3	1.6	1.2	18.1
Redemptions	(8.4)	(5.0)	(2.4)	(0.6)	(16.4)
Net sales / (redemptions)	(1.4)	3.3	(0.8)	0.6	1.7
Market / FX	5.3	0.5	1.3	—	7.1
Reclassifications	—	0.1	(0.1)	—	—
AUM 30 Jun 2024	226.2	74.5	51.5	9.2	361.4
Sales	7.9	6.1	1.4	0.7	16.1
Redemptions	(9.4)	(3.9)	(1.8)	(0.6)	(15.7)
Net sales / (redemptions)	(1.5)	2.2	(0.4)	0.1	0.4
Market / FX	12.4	3.8	2.4	0.8	19.4
Acquisitions	—	0.8	—	0.3	1.1
AUM 30 Sep 2024	237.1	81.3	53.5	10.4	382.3
Sales	8.1	9.3	2.0	1.0	20.4
Redemptions	(10.6)	(4.1)	(1.9)	(0.5)	(17.1)
Net sales / (redemptions)	(2.5)	5.2	0.1	0.5	3.3
Market / FX	(5.2)	(3.8)	(0.5)	(0.6)	(10.1)
Acquisitions	—	—	—	3.2	3.2
AUM 31 Dec 2024	229.4	82.7	53.1	13.5	378.7

Average AUM by capability

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
	2024	2024	2023	2024	2023
Equities	235.5	229.6	191.9	224.7	191.6
Fixed Income	81.4	78.5	66.8	75.6	65.5
Multi-Asset	53.8	52.1	46.9	51.6	47.1
Alternatives	13.5	9.7	9.3	10.2	9.6
Total	384.2	369.9	314.9	362.1	313.8

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INVESTMENT PERFORMANCE

% of AUM outperforming benchmark (as of December 31, 2024)

Capability	1-year	3-year	5-year	10-year
Equities	50%	62%	37%	62%
Fixed Income	91%	84%	86%	94%
Multi-Asset	93%	96%	97%	97%
Alternatives	85%	85%	100%	100%
Total	65%	72%	55%	73%

Outperformance is measured based on composite performance gross of fees versus primary benchmark, except where a strategy has no benchmark index or corresponding composite in which case the most relevant metric is used: (1) composite gross of fees versus zero for absolute return strategies, (2) fund net of fees versus primary index, or (3) fund net of fees versus Morningstar peer group average or median. Non-discretionary and separately managed account assets are included with a corresponding composite where applicable.

Cash management vehicles, ETF-enhanced beta strategies, legacy Tabula passive ETFs, Fixed Income Buy & Maintain mandates, legacy NBK Capital Partners and Victory Park Capital funds, Managed CDOs, Private Equity funds, and custom non-discretionary accounts with no corresponding composite are excluded from the analysis. Excluded assets represent 4% of AUM. Capabilities defined by Janus Henderson.

% of mutual fund AUM in top 2 Morningstar quartiles (as of December 31, 2024)

Capability	1-year	3-year	5-year	10-year
Equities	70%	71%	70%	80%
Fixed Income	84%	74%	71%	75%
Multi-Asset	93%	95%	94%	96%
Alternatives	33%	86%	100%	100%
Total	76%	76%	75%	83%

Includes Janus Investment Fund, Janus Aspen Series, Janus Henderson Detroit Street Trust (ETFs), and Clayton Street Trust (U.S. Trusts), Janus Henderson Capital Funds (Dublin based), Dublin and UK OEIC and Investment Trusts, Luxembourg SICAVs, Australian Managed Investment Schemes, and legacy Tabula ICAVs (legacy Tabula passive ETFs are excluded). The top two Morningstar quartiles represent funds in the top half of their category based on total return. For the 1-, 3-, 5-, and 10-year periods ending December 31, 2024, 59%, 57%, 57%, and 61% of the 188, 175, 162, and 144 total mutual funds, respectively, were in the top 2 Morningstar quartiles.

Analysis based on "primary" share class (Class I Shares, Institutional Shares, or share class with longest history for U.S. Trusts; Class H Shares or share class with longest history for Dublin based; primary share class as defined by Morningstar for other funds). Performance may vary by share class. Rankings may be based, in part, on the performance of a predecessor fund or share class and are calculated by Morningstar using a methodology that differs from that used by Janus Henderson. Methodology differences may have a material effect on the return and therefore the ranking. When an expense waiver is in effect, it may have a material effect on the total return, and therefore the ranking for the period.

Funds not ranked by Morningstar are excluded from the analysis. Capabilities defined by Janus Henderson. © 2024 Morningstar, Inc. All Rights Reserved.

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FOURTH QUARTER AND FULL-YEAR 2024 RESULTS BRIEFING INFORMATION

Chief Executive Officer Ali Dibadj and Chief Financial Officer Roger Thompson will present these results on January 31, 2025, on a conference call and webcast to be held at 9:00 a.m. ET.

Those wishing to participate should call:

United States	833 470 1428
United Kingdom	0808 189 6484
All other countries	+1 929 526 1599
Conference ID	454523

Access to the webcast and accompanying slides will be available via the investor relations section of Janus Henderson’s website (ir.janushenderson.com).

About Janus Henderson

Janus Henderson Group is a leading global active asset manager dedicated to helping clients define and achieve superior financial outcomes through differentiated insights, disciplined investments, and world-class service. As of December 31, 2024, Janus Henderson had approximately US$379 billion in assets under management, more than 2,000 employees, and offices in 25 cities worldwide. The firm helps millions of people globally invest in a brighter future together. Headquartered in London, Janus Henderson is listed on the NYSE.

Investor enquiries:	Media enquiries:
Jim Kurtz	Candice Sun
Head of Investor Relations	Global Head of Media Relations
+1 303 336 4529	+1 303 336 5452
jim.kurtz@janushenderson.com	candice.sun@janushenderson.com

Or	Nicole Mullin
Media Relations Director, UK, EMEA, LatAm & APAC
Investor Relations	+44 (0)20 7818 2511
investor.relations@janushenderson.com	nicole.mullin@janushenderson.com

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FINANCIAL DISCLOSURES

Condensed consolidated statements of comprehensive income (unaudited)

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions, except per share data or as noted)	2024	2024	2023	2024	2023
Revenue:
Management fees	522.7	502.8	427.1	1,957.7	1,700.1
Performance fees	67.5	8.6	41.7	70.4	5.1
Shareowner servicing fees	63.6	61.4	53.6	240.7	213.3
Other revenue	54.5	52.0	46.1	204.4	183.3
Total revenue	708.3	624.8	568.5	2,473.2	2,101.8

Operating expenses:
Employee compensation and benefits	207.0	177.0	156.1	716.1	593.3
Long-term incentive plans	39.3	40.5	41.7	166.6	167.4
Distribution expenses	138.2	133.7	113.3	520.9	455.9
Investment administration	15.5	17.7	12.3	58.2	47.4
Marketing	14.3	8.3	8.9	40.4	36.6
General, administrative and occupancy	87.9	77.4	87.6	300.8	294.6
Depreciation and amortization	8.6	5.5	4.9	24.5	22.9
Total operating expenses	510.8	460.1	424.8	1,827.5	1,618.1

Operating income	197.5	164.7	143.7	645.7	483.7

Interest expense	(7.2)	(4.5)	(3.2)	(18.0)	(12.7)
Investment gains, net	6.9	35.0	24.8	70.8	43.4
Other non-operating income (expense), net	(27.2)	(101.6)	11.9	(86.6)	12.6
Income before taxes	170.0	93.6	177.2	611.9	527.0
Income tax provision	(48.5)	(43.6)	(32.9)	(166.3)	(100.3)
Net income	121.5	50.0	144.3	445.6	426.7
Net loss (income) attributable to noncontrolling interests	0.3	(22.7)	(23.0)	(36.7)	(34.7)
Net income attributable to JHG	121.8	27.3	121.3	408.9	392.0
Less: allocation of earnings to participating stock-based awards	(3.1)	(0.7)	(3.5)	(9.9)	(11.2)
Net income attributable to JHG common shareholders	118.7	26.6	117.8	399.0	380.8

Basic weighted-average shares outstanding (in millions)	154.2	154.4	160.1	155.4	160.4
Diluted weighted-average shares outstanding (in millions)	154.8	154.7	160.2	155.8	160.5

Diluted earnings per share (in US$)	0.77	0.17	0.74	2.56	2.37

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Reconciliation of non-GAAP financial information

In addition to financial results reported in accordance with GAAP, we compute certain financial measures using non-GAAP components, as defined by the SEC. These measures are not in accordance with, or a substitute for, GAAP, and our financial measures may be different from non-GAAP financial measures used by other companies. We have provided a reconciliation of our non-GAAP components to the most directly comparable GAAP components. The following are reconciliations of GAAP revenue, operating expenses, operating income, net income attributable to JHG, and diluted earnings per share to adjusted revenue, adjusted operating expenses, adjusted operating income, adjusted net income attributable to JHG, and adjusted diluted earnings per share.

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions, except per share data or as noted)	2024	2024	2023	2024	2023
Reconciliation of revenue to adjusted revenue
Revenue	708.3	624.8	568.5	2,473.2	2,101.8
Management fees[1]	(53.8)	(51.4)	(40.8)	(198.9)	(164.8)
Shareowner servicing fees[1]	(51.3)	(49.9)	(42.9)	(194.4)	(172.4)
Other revenue[1]	(35.6)	(35.4)	(29.6)	(139.1)	(118.7)
Adjusted revenue	567.6	488.1	455.2	1,940.8	1,645.9

Reconciliation of operating expenses to adjusted operating expenses
Operating expenses	510.8	460.1	424.8	1,827.5	1,618.1
Employee compensation and benefits[2]	(2.5)	(4.3)	(2.2)	(20.0)	(5.8)
Long-term incentive plans[2]	(2.9)	(1.7)	(0.5)	(8.1)	(1.2)
Distribution expenses[1]	(138.2)	(133.7)	(113.3)	(520.9)	(455.9)
General, administration and occupancy[2]	(1.5)	(2.7)	(9.6)	(2.7)	(16.3)
Depreciation and amortization[3]	(2.8)	(0.1)	(0.2)	(3.1)	(1.7)
Adjusted operating expenses	362.9	317.6	299.0	1,272.7	1,137.2

Adjusted operating income	204.7	170.5	156.2	668.1	508.7

Operating margin	27.9%	26.4%	25.3%	26.1%	23.0%
Adjusted operating margin	36.1%	34.9%	34.3%	34.4%	30.9%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG	121.8	27.3	121.3	408.9	392.0
Employee compensation and benefits[2]	—	1.3	2.2	8.5	5.8
Long-term incentive plans[2]	2.9	1.7	0.5	8.1	1.2
General, administration and occupancy[2]	1.5	2.7	9.6	2.7	16.3
Depreciation and amortization[3]	2.8	0.1	0.2	3.1	1.7
Interest expense[4]	0.2	0.1	—	0.3	—
Investment gains, net[4]	—	—	0.2	0.8	12.5
Other non-operating income, net[4]	42.5	113.3	3.0	136.9	28.6
Income tax provision[5]	(1.1)	(1.8)	(1.8)	(4.4)	(22.9)
Net income attributable to noncontrolling interests[6]	(1.2)	—	—	(1.2)	—
Adjusted net income attributable to JHG	169.4	144.7	135.2	563.7	435.2
Less: allocation of earnings to participating stock-based awards	(4.3)	(3.6)	(3.9)	(13.6)	(12.4)
Adjusted net income attributable to JHG common shareholders	165.1	141.1	131.3	550.1	422.8

Weighted-average diluted common shares outstanding – diluted (in millions)	154.8	154.7	160.2	155.8	160.5
Diluted earnings per share (in US$)	0.77	0.17	0.74	2.56	2.37
Adjusted diluted earnings per share (in US$)	1.07	0.91	0.82	3.53	2.63

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[1]

JHG contracts with third-party intermediaries to distribute and service certain of its investment products. Fees for distribution and servicing related activities are either provided for separately in an investment product’s prospectus or are part of the management fee. Under both arrangements, the fees are collected by JHG and passed through to third-party intermediaries who are responsible for performing the applicable services. The majority of distribution and servicing fees collected by JHG are passed through to third-party intermediaries. JHG management believes that the deduction of distribution and servicing fees from revenue in the computation of adjusted revenue reflects the pass-through nature of these revenues. In certain arrangements, JHG performs the distribution and servicing activities and retains the applicable fees. Revenues for distribution and servicing activities performed by JHG are not deducted from GAAP revenue. In addition to the adjustments related to distribution and servicing activities, other revenue for the three months and year ended December 31, 2024, and the three months ended September 30, 2024, includes an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations.

[2]

Adjustments for the three months and year ended December 31, 2024, and the three months ended September 30, 2024, include acquisition related expenses and the acceleration of long-term incentive plan expense and redundancy expense related to the departure of certain employees. Adjustments for the year ended December 31, 2024, also include a US$4.7 million insurance reimbursement related to a separately managed account trade error that occurred in 2023. Adjustments for the three months and year ended December 31, 2023, include rent expense, rent income and other rent-related adjustments associated with subleased office space, the acceleration of long-term incentive plan expense and redundancy expense related to the departure of certain employees, and a US$9.3 million charge related to a separately managed account trade error. JHG management believes these costs are not representative of our ongoing operations. Additionally, within the reconciliation of operating expenses to adjusted operating expenses for the three months and year ended December 31, 2024, and the three months ended September 30, 2024, employee compensation and benefits includes an adjustment related to an employee secondment arrangement with a joint venture. The arrangement is pass-through in nature, and we believe the costs do not represent our ongoing operations.

[3]

Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight-line basis over the expected life of the contracts. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

[4]

Adjustments for all periods presented consist primarily of the release of accumulated foreign currency translation adjustments related to JHG liquidated entities. Adjustments for the year ended December 31, 2023, also include a provision for a credit loss and a contingent consideration fair value adjustment related to the 2022 sale of Intech, and a correction due to an error of previously recognized earnings associated with an equity method investment. JHG management believes these costs are not representative of our ongoing operations.

[5]

The tax impact of the adjustments is calculated based on the applicable U.S. or foreign statutory tax rate as it relates to each adjustment. Certain adjustments are either not taxable or not tax-deductible. Adjustments for the year ended December 31, 2023, were impacted by the change to our state tax rate. As a result, the U.S. deferred tax assets and liabilities were revalued from 23.9% to 23.5%, creating a non-cash deferred tax benefit of US$8.8 million.

[6]

Adjustments for the three months and year ended December 31, 2024, include the noncontrolling interest on amortization of acquisition related intangible assets. JHG management believes these non-cash and acquisition-related costs are not representative of our ongoing operations.

Condensed consolidated balance sheets (unaudited)

	31 Dec	31 Dec
(in US$ millions)	2024	2023
Assets:
Cash and cash equivalents	1,217.2	1,152.4
Investments	337.1	334.2
Property, equipment and software, net	39.4	44.2
Intangible assets and goodwill, net	4,023.7	3,721.6
Assets of consolidated variable interest entities	525.4	405.9
Other assets	820.3	838.3
Total assets	6,963.1	6,496.6

Liabilities, redeemable noncontrolling interests and equity:
Long-term debt	395.0	304.6
Deferred tax liabilities, net	569.3	570.8
Liabilities of consolidated variable interest entities	4.7	3.2
Other liabilities	911.0	762.5
Redeemable noncontrolling interests	365.0	317.2
Total equity	4,718.1	4,538.3
Total liabilities, redeemable noncontrolling interests and equity	6,963.1	6,496.6

Condensed consolidated statements of cash flows (unaudited)

	Three months ended			Year ended
	31 Dec	30 Sep	31 Dec	31 Dec	31 Dec
(in US$ millions)	2024	2024	2023	2024	2023
Cash provided by (used for):
Operating activities	247.3	228.5	161.5	694.6	441.6
Investing activities	44.3	(215.0)	(86.8)	(285.4)	(328.9)
Financing activities	(518.9)	424.6	(76.1)	(324.4)	(151.9)
Effect of exchange rate changes	(42.7)	31.9	29.2	(18.1)	30.9
Net change during period	(270.0)	470.0	27.8	66.7	(8.3)

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Basis of preparation

In the opinion of management of Janus Henderson Group plc, the condensed consolidated financial statements contain all normal recurring adjustments necessary to fairly present the financial position, results of operations, and cash flows of JHG in accordance with GAAP. Such financial statements have been prepared in accordance with the instructions to Form 10‑Q pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The financial statements should be read in conjunction with the annual consolidated financial statements and notes presented in Janus Henderson’s Annual Report on Form 10‑K for the year ended December 31, 2023, filed with the SEC (Commission File No. 001‑38103). Events subsequent to the balance sheet date have been evaluated for inclusion in the financial statements through the issuance date and are included in the notes to the condensed consolidated financial statements.

FORWARD-LOOKING STATEMENTS DISCLAIMER

Past performance is no guarantee of future results. Investing involves risk, including the possible loss of principal and fluctuation of value.

Certain statements in this press release not based on historical facts are “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, performance, or achievements to differ materially from those discussed. These include statements as to our future expectations, beliefs, plans, strategies, objectives, events, conditions, financial performance, prospects, or future events, including with respect to the timing and anticipated benefits of pending and recently completed transactions and expectations regarding acquisition opportunities. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” and similar words and phrases. Forward-looking statements are necessarily based on estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Accordingly, you should not place undue reliance onforward-looking statements, which speak only as of the date they are made and are not guarantees of future performance. We do not undertake any obligation to publicly update or revise these forward-looking statements.

Various risks, uncertainties, assumptions, and factors that could cause our future results to differ materially from those expressed by the forward-looking statements included in this press release include, but are not limited to, risks, uncertainties, assumptions, and factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other filings or furnishings made by the Company with the SEC from time to time.

Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.

The information, statements, and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

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Janus Henderson is a trademark of Janus Henderson Group plc or one of its subsidiaries.

© Janus Henderson Group plc.

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